UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C/A2

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

Check the appropriate box:

X .	Preliminary Information Statement

.	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

.	Definitive Information Statement

Mirador, Inc.
(Name of Registrant As Specified In Charter)

Payment of Filing Fee (Check the appropriate box):

X .	No fee required.

.	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

1)	Title of each class of securities to which transaction applies:

COMMON STOCK

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

.	Fee paid previously with preliminary materials.

.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

Mirador, Inc.

420 Nellis Blvd. Ste. 131, Las Vegas, NV 89110

INFORMATION STATEMENT

PURSUANT TO SECTION 14(c) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

WE ARE NOT ASKING YOU FOR A PROXY

AND YOU ARE REQUESTED NOT TO SEND US A PROXY

This information statement is being mailed on or about __________________, 2011 to the stockholders of record on Dec. 1, 2010 (the “Record Date”) of Mirador, Inc., a Nevada corporation (the “Company”) in connection with action taken by the written consent of stockholders holding a majority of the voting power of the outstanding capital stock of the Company.

THIS IS NOT A NOTICE OF A SPECIAL MEETING OF STOCKHOLDERS AND NO STOCKHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER WHICH WILL BE DESCRIBED HEREIN.

By Order of the Board of Directors

Dated: January 26, 2011	By: /s/ Marco Moran
Marco Moran
Chairman, President and Chief Executive Officer

NOTICE OF ACTION PURSUANT TO THE WRITTEN CONSENT OF STOCKHOLDERS

IN LIEU OF A MEETING OF THE STOCKHOLDERS

NOTICE IS HEREBY GIVEN that the Company’s Articles of Incorporation are being restated as shown in Exhibit A hereto and the name of the corporation is being changed to DewMar International BMC, Inc.  The Amendment was adopted pursuant to written consent of stockholders holding a majority of the voting power of the outstanding capital stock of the Company.

INTRODUCTION

Stockholders holding shares comprising over fifty percent (50%) of the total voting power of the Company provided their written consents to the Amendment and forward.

Stockholders of the Company executed written consents in accordance with Nevada Statutes.

This Information Statement will serve as written notice to stockholders as contemplated pursuant to the Company’s Bylaws.

PURPOSE OF STOCKHOLDER ACTION

The purpose of the change in the number and type of authorized shares of Stock is to provide additional shares to be available for financing, compensation and for possible use in the acquisition of assets or securities of other companies and the name change is to reflect the business acquired by the acquisition of DewMar International BMC, Inc.

OUTSTANDING SHARES AND VOTING RIGHTS

AS OF THE RECORD DATE

As of the Record Date, the Company’s authorized capitalization consisted of Seventy Five Million (75,000,000) shares of Common Stock, of which ten million (10,000,000) shares were issued and outstanding.

Each share of Common Stock entitles its holder to one vote on each matter submitted to the stockholders.

No less than five million and one (5,000,001) votes, representing a majority of the voting power of the outstanding capital stock of the Company, were required to approve the Amendment.

Stockholders holding ten million (10,000,000) shares of Common Stock gave their written consents in favor of the Amendment.  No other stockholder consents will be solicited in connection with this Information Statement.

STOCKHOLDERS PROVIDING WRITTEN CONSENTS

Set forth below is a table of the stockholders who have given their consent and the number of shares of stock beneficially owned by such stockholders as of December 1, 2010:

Name	Number of Shares Beneficially Owned	Percent of Outstanding Shares Owned
Stephen Schramka	10,000,000	100%

Total	10,000,000	100%

EFFECTS OF THE AMENDMENT

The name of the corporation will changed to DewMar International BMC, Inc. and the Board of Directors will be able to issue additional and different types of shares without further shareholder approval. The purpose of the change in the number and type of authorized shares of Stock is to provide additional shares to be available for financing, compensation and for possible use in the acquisition of assets or securities of other companies.

Issuance may Dilute Current Shareholders

Any issuance of common or preferred stock would have the effect of diluting the holdings of current shareholders.

Potential Anti-Takeover Effect

Although the increased proportion of authorized but unissued shares to issued shares could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that could dilute the stock ownership of a person seeking to effect a change in the composition of the Board of Directors or contemplating a tender offer or other transaction for the combination of the Company with another company, the increase in our authorized Common Stock is not being undertaken in response to any effort of which the Board of Directors is aware to accumulate shares of the Common Stock or obtain control of the Company. The Board of Directors does not currently contemplate the adoption of any other amendments to the Articles of Incorporation that could be construed to affect the ability of third parties to take over or change the control of the Company.

Release No. 34-15230 of the Staff of the Securities and Exchange Commission requires disclosure and discussion of the effects of any shareholder proposal that may be used as an anti-takeover device. However, the purpose of the increase in our authorized Common Stock is to have additional shares available for equity sales and acquisitions and not to construct or enable any anti-takeover defense or mechanism on behalf of the Company. While it is possible that management could use the additional shares to resist or frustrate a third-party transaction providing an above-market premium that could favored by a majority of the independent shareholders, the Company has no intent or plan to employ the resulting additional unissued authorized shares as an anti-takeover device.

There is no current intent to issue any of the additional common or preferred stock.

DESCRIPTION OF CAPITAL STOCK

The Company’s authorized capitalization (after the Restatement) consists of One Hundred Million shares of Common Stock, par value $0.001 and Twenty Five Million shares of Preferred Stock, par value $0.001. The capital stock of this corporation is non-assessable and not subject to assessment to pay the debts of the Company.

Common Stock

Common Stock may be issued by the Board with or without the consent of stockholders.  Each share of Common Stock entitles its holder to one vote on each matter submitted to the stockholders.

Preferred Stock

Preferred Stock may be issued by the Board with or without the consent of stockholders. Of the Twenty Five Million shares of authorized Preferred Stock, Twenty Million shares of the Preferred Stock shall be designated “Preferred A Series Stock” and shall entitle its holder(s) to ten votes on each matter submitted to the stockholders and is entitled to be converted to ten shares of Common Stock. Of the 25,000,000 authorized shares of Preferred Stock, Five Million shall be designated “Series B Preferred Stock” and shall have the preferences, limitations, conversion, voting and any relative rights as determined by the Board of Directors at the time of issuance of each share of Series B Preferred Stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number and percentage of the shares of the Company’s Common Stock owned as of December 1, 2010 by all persons known to the Company who own more than 5% of the outstanding number of such shares, by all directors of the Company, and by all officers and directors of the Company as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned.

Name and Position	Shares Beneficially Owned	Percentage of Outstanding Beneficially Owned
Stephen Schramka, Pres/Dir/Sec./Treas.	10,000,000	100.0%

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act of 1934, as amended (the “EXCHANGE ACT”), requires the Company’s executive officers and directors and persons who own more than ten percent of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish the Company with copies of these reports.

Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons, we believe that during the fiscal year ended June 30, 2010, all filing requirements applicable to our officers, directors and greater than 10% percent beneficial owners were complied with.

FINANCIAL STATEMENTS AND OTHER FINANCIAL INFORMATION

The Company hereby incorporates by reference the financial statements, management's discussion and analysis of financial condition and results of operations, changes in and disagreements with accountants on accounting and financial disclosure and quantitative and qualitative disclosures about market risk, as contained in the Company’s Form S-1A, filed August 11, 2010.

ADDITIONAL INFORMATION

The Company has furnished one information statement to stockholders sharing an address unless the Company receives contrary instructions from one or more of the stockholders.  The Company will furnish additional copies upon request by a stockholder to: Mirador, Inc. 420 Nellis Blvd. Ste. 131, Las Vegas, NV 89110.

By Order of the Board of Directors

Dated: January 26, 2011	/s/ Marco Moran
Marco Moran
Chairman, President, Chief Executive Officer

RESTATED ARTICLES OF INCORPORATION

OF

Mirador, Inc.

1.

Name of Company:

Dewmar International BMC, Inc.

2.

Resident Agent:

The resident agent of the Company is:

Corporate Capital Formation, Inc.

2724 Otter Creek Ct 101

Las Vegas, Nevada 89117-1732

3.

Authorized Shares:

The aggregate number of shares which the corporation shall have authority to issue shall consist of 100,000,000 shares of Common Stock and 25,000,000 shares of Preferred Stock, each having a $0.001 par value.  The Common Stock and Preferred Stock of the Company may be issued from time to time without prior approval by the stockholders.  The Common Stock and Preferred Stock may be issued for such consideration as may be fixed from time to time by the Board of Directors.  The Board of Directors may issue such shares of Common Stock and Preferred Stock in one or more series, with such voting powers, designations, preferences and rights or qualifications, limitations or restrictions thereof as shall be stated in the resolution or resolutions.

Of the 25,000,000 authorized shares of Preferred Stock, 20,000,000 are designated “Series A Preferred Stock.”  These shares shall have the following preferences, limitations and relative rights:

(i)

Dividends:  The holders of shares of the Series A Preferred Stock shall be entitled to participate in dividends and no such dividend shall be paid, or cumulate, with respect to the Series A Preferred Stock until such time as determined solely in the reasonable discretion of the Board of Directors.

(ii)

No Liquidation Preference:  In the event of any liquidation, dissolution, or winding up of this corporation, either voluntarily or involuntarily, the holders of Series A Preferred Stock shall be entitled to receive distribution by reason of their ownership thereof.

(iii)

Conversion:

(A)

Conversion Rights.  The Board of Directors of the corporation, using its reasonable discretion, shall determine, either quarterly or annually at its discretion, the mechanism for conversion and shall promptly give notice (the “Notice”) to the then current holders of the Series A Preferred Stock.  Each such notice shall be dated by the Board of Directors as of the date it is actually sent to the holders of the Series A Preferred Stock.  Each share of Series A Preferred Stock may be converted into ten (10) shares of Common Stock as fully paid and non-assessable Common Stock.

In the event of any conversion of Series A Preferred Stock under this subsection, the converting holder shall be entitled to receive any dividends which may have been declared but have not been paid with respect to the shares of Series A Preferred Stock so converted.

(B)

Voluntary Conversion Upon Change in Control.  In the event that the Board of Directors or the shareholders of the corporation approves any transaction that will result in a change in control of the corporation (as herein defined), the Board of Directors shall provide each of the holders of the Series A Preferred Stock with at least thirty (30) days advance written notice of the consummation of such transaction.  Such notice shall contain all reasonably material information required for a Series A Preferred Stock holder to make an assessment of the merits of the proposed transaction and the advisability of converting.  During the period preceding the consummation of the transaction, each holder of Series A Preferred Stock shall be entitled to notify the corporation in writing that the holder desires to convert all or any specified portion of the holder’s shares of the Series A Preferred Stock into fully paid and non-assessable shares of Common Stock on the basis of four shares of Common Stock for each share of Series A Preferred Stock so converted with such conversion being effective the day of the consummation of the applicable change in control such that the converting Series A Preferred Stock holders shall be treated as a Common Stock holder for the purposes of the transaction.  For purposes hereof, a “change in control” shall be deemed to occur if such is declared by the Board (employing reasonable discretion if the Board determines to so declare) or a friendly or hostile takeover offer is made or persons, acting in concert or owning directly or indirectly, acquire more than twenty percent (20%) of the voting control of the corporation (or sufficient to elect the board) without the consent of a majority of the Series A Preferred Stock holders.

(C)

  Mechanics of Conversion.  Before any holder of Series A Preferred Stock shall be entitled to receive a certificate(s) for shares of Common Stock representing the Series A Preferred Stock converted, such holder shall surrender the certificate(s) representing the Series A Preferred Stock so converted, duly endorsed, at the principal corporate office of this corporation (or as otherwise directed in any notice), and shall give written notice of the name(s) in which the certificate(s) for shares of Common Stock are to be issued.  The corporation shall, promptly thereafter, issue and deliver to such holder of Series A Preferred Stock, or to the nominee(s) of such holder, a certificate(s) for the number of shares of Common Stock to which the holder shall be entitled as aforesaid.  Such conversion shall be deemed to have been made on the date of the applicable Notice or as of the date of the consummation of the applicable change in control transaction, and the person(s) entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder(s) of such shares of Common Stock as of such date.

(D)

Adjustment.  In the event that the number or kind of shares of Common Stock outstanding is changed by reason of stock dividend, stock split, recapitalization, merger or reorganization, the conversion ratio and/or the securities to be received upon conversion set forth in above shall be appropriately adjusted by the Board of Directors.

(E)

No Fractional Shares.  No fractional shares of Series A Preferred Stock shall be convertible and no fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock.  In lieu of any fractional shares of Common Stock which would otherwise be issuable upon conversion, the corporation shall pay t the holder cash equal to the product of such fraction multiplied by the then current fair market value of one share of Common Stock, computed to the nearest whole cent.  The then current fair market value of such shares shall be determined in good faith by the Board of Directors with reference to the public trading price, if any, of such Common Stock.

(F)

Reservation of Stock Issuable Upon Conversion.  This corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Common Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock.  If at any time the number of authorized but unissued shares of Common Stock are insufficient to effect the conversion of all outstanding shares of Series A Preferred Stock, this corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including the corporation’s using its best efforts to obtain the approval of the shareholders to such increase, if required.

(G)

Notices.  Any notices by the provisions of this section to be given to the corporation or to the holders of shares of Series A Preferred Stock shall be deemed given if deposited in the United States or Canadian mail, postage prepaid, and addressed to the corporation or to the holder of record at his address on the books of the corporation.

(H)

Taxes.  The holders of record of the Series A Preferred Stock shall pay any and all documentary, stamp, or other transactional taxes attributable to the issuance and delivery of shares of Common Stock or this corporation upon conversion of any shares of the Series A Preferred Stock.

(I)

Voting Rights.  Each shareholder of Series A Preferred Stock of record shall have ten (10) votes for each share of Series A Preferred Stock standing in his name in the books of the corporation.  Cumulative voting shall not be permitted in the election of directors or otherwise.

Of the 25,000,000 authorized shares of Preferred Stock, 5,000,000 are designated “Series B Preferred Stock.”  These shares shall have the preferences, limitations, conversion, voting and any relative rights as determined by the Board of Directors at the time of issuance of each share of Series B Preferred Stock.

4.

Board of Directors:

The Company shall initially have one director (1) who is Marco Moran, whose address is PO Box 27740, Las Vegas, NV 89126. This individual shall serve as director until his successor or successors have been elected and qualified.  The number of directors may be increased or decreased by a duly adopted amendment to the By-Laws of the Corporation.

   5.

Preemptive Rights and Assessment of Shares:

Holders of Common Stock or Preferred Stock of the corporation shall not have any preference, preemptive right or right of subscription to acquire shares of the corporation authorized, issued, or sold, or to be authorized, issued or sold, or to any obligations or shares authorized or issued or to be authorized or issued, and convertible into shares of the corporation, nor to any right of subscription thereto, other than to the extent, if any, the Board of Directors in its sole discretion, may determine from time to time.

The Common Stock and Preferred Stock of the Corporation, after the amount of the subscription price has been fully paid in, in money, property or services, as the directors shall determine, shall not be subject to assessment to pays the debts of the corporation, nor for any other purpose, and no Common Stock issued as fully paid shall ever be assessable or assessed, and the Articles of Incorporation shall not be amended to provide for such assessment.

6.

Directors’ and Officers’ Liability

A director or officer of the corporation shall not be personally liable to this corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, but this Article shall not eliminate or limit the liability of a director or officer for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of the law or (ii) the unlawful payment of dividends.  Any repeal or modification of this Article by stockholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the corporation for acts or omissions prior to such repeal or modification.

7.

Indemnity

Every person who was or is a party to, or is threatened to be made a party to, or is involved in any such action, suit or proceeding, whether civil, criminal, administrative or investigative, by the reason of the fact that he or she, or a person with whom he or she is a legal representative, is or was a director of the corporation, or who is serving at the request of the corporation as a director or officer of another corporation, or is a representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada from time to time against all expenses, liability and loss (including attorneys’ fees, judgments, fines, and amounts paid or to be paid in a settlement) reasonably incurred or suffered by him or her in connection therewith.  Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person.  The expenses of officers and directors incurred in defending a civil suit or proceeding must be paid by the corporation as incurred and in advance of the final disposition of the action, suit, or proceeding, under receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the corporation.  Such right of indemnification shall not be exclusive of any other right of such directors, officers or representatives may have or hereafter acquire, and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provision of law, or otherwise, as well as their rights under this article.

Without limiting the application of the foregoing, the Board of Directors may adopt By-Laws from time to time without respect to indemnification, to provide at all times the fullest indemnification permitted by the laws of the State of Nevada, and may cause the corporation to purchase or maintain insurance on behalf of any person who is or was a director or officer

8.

Amendments

Subject at all times to the express provisions of Section 5 on the Assessment of Shares, this corporation reserves the right to amend, alter, change, or repeal any provision contained in these Articles of Incorporation or its By-Laws, in the manner now or hereafter prescribed by statute or the Articles of Incorporation or said By-Laws, and all rights conferred upon shareholders are granted subject to this reservation.

9.

Power of Directors

In furtherance, and not in limitation of those powers conferred by statute, the Board of Directors is expressly authorized:

(a)  Subject to the By-Laws, if any, adopted by the shareholders, to make, alter or repeal the By-Laws of the corporation;

(b) To authorize and caused to be executed mortgages and liens, with or without limitations as to amount, upon the real and personal property of the corporation;

(c) To authorize the guaranty by the corporation of the securities, evidences of indebtedness and obligations of other persons, corporations or business entities;

(d)  To set apart out of any funds of the corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve;

(e) By resolution adopted by the majority of the whole board, to designate one or more committees to consist of one or more directors of the of the corporation, which, to the extent provided on the resolution or in the By-Laws of the corporation, shall have and may exercise the powers of the Board of Directors in the management of the affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it.  Such committee or committees shall have name and names as may be stated in the By-Laws of the corporation or as may be determined from time to time by resolution adopted by the Board of Directors.

All the corporate powers of the corporation shall be exercised by the Board of Directors except as otherwise herein or in the By-Laws or by law.

IN WITNESS WHEREOF, I hereunder set my hand this 28th day of December, 2010, hereby declaring and certifying that the facts stated hereinabove are true.

Mirador, Inc.

By:  /s/ Marco Moran

        Marco Moran, President, on behalf

        of Mirador, Inc.